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                     May 28, 2021

       Gregory J. Gutting
       Executive Vice President and Chief Financial Officer
       Erie Indemnity Company
       100 Erie Insurance Place
       Erie, Pennsylvania 16530

                                                        Re: Erie Indemnity
Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 000-24000

       Dear Mr. Gutting:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance